

Issuer Free Writing Prospectus dated February 20, 2025

Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended

Relating to Preliminary Prospectus dated February 19, 2025

Registration Statement No. 333-283286

LogProstyle

redefine life style

Investor Presentation

Proposed NYSE Ticker: LGPS

February 2025

Free Writing Prospectus

We have filed a registration statement (including a preliminary prospectus) (File No. 333-283286) with the SEC for the offering to which this communication relates. The registration statement has not yet become effective. Before you invest, you should read the preliminary prospectus in that registration statement (including the risk factors described therein) and other documents that we have filed with the SEC for more complete information about us and this offering. You may access these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov. The preliminary prospectus was filed February 19, 2025 and is available on the SEC website at http://www.sec.gov. Alternatively, LogProstyle, Inc. and any underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling Spartan Capital Securities, LLC at +1 (212) 293-4245 or by email at kmonchik@spartancapital.com or standard mail at Spartan Capital Securities, LLC, Attn: Kim Monchik, 45 Broadway, 19th Floor, New York, NY 10006 USA. The recent registration statement (including the most recent prospectus) can be accessed through the following link: https://www.sec.gov/ix?doc=/Archives/edgar/data/0002040290/000149315225007617/formposam.htm

Form CRS/Reg BI Disclaimer

Spartan Capital Securities, LLC is registered with the Securities and Exchange Commission (SEC) as a broker-dealer and is a member of the Financial Industry Regulatory Authority (FINRA) and the Securities Investor Protection Corporation (SIPC). Brokerage and investment advisory services and fees differ, and it is important for you to understand these differences. Free and simple tools are available to research firms and financial professionals at investor.gov/CRS, which also provides educational materials about broker-dealers, investment advisers, and investing. When we provide you with a recommendation, we have to act in your best interest and not put our interest ahead of yours. At the same time, the way we make money creates a conflict with your interests. Please strive to understand and ask us about these conflicts because they can affect the recommendations we provide you. There are many risks involved with investing. For Spartan Capital Securities, LLC customers and clients, please see our Regulation Best Interest Relationship Guide on the Form CRS Reg BI page on our website at https://spartancapital.com. Please also carefully review and verify the accuracy of the information you provide us on account applications, subscription documents and others.

Forward-Looking Statement

This presentation contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as "approximates," "believes," "hopes," "expects," "anticipates," "estimates," "projects," "intends," "plans," "will," "would," "should," "could," "may" or other similar expressions in this presentation. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to: assumptions about our future financial and operating results, including revenue, income, expenditures, cash balances, and other financial items; our ability to execute our growth, and expansion, including our ability to meet our goals; current and future economic and political conditions; our capital requirements and our ability to raise any additional financing which we may require; our ability to attract clients and further enhance our brand recognition; our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business; the COVID-19 pandemic; trends and competition in the real estate industry; and other assumptions described in this presentation underlying or relating to any forward-looking statements.

We describe certain material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under "Risk Factors." We base our forward-looking statements on our management's beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this presentation, whether as a result of new information, future events, changes in assumptions, or otherwise.

Offering Summary

Issuer	LOGPROSTYLE INC.
Exchange/Ticker	NYSE American: LGPS
Securities Offered	2,500,000 Common Shares
Over-allotment option	Exercisable for 45 days from the date of the prospectus included in the Registration Statement, to purchase up to an aggregate of 375,000 additional Common Shares at the initial public offering price, less underwriting discounts
Pre-Offering Shares Outstanding	21,652,110 Common Shares (1)
Post-Offering Shares Outstanding	24,152,110 Common Shares assuming no exercise of the underwriters' over-allotment option 24,527,110 Common Shares assuming full exercise of the underwriters' over-allotment option
Price per Common Share	$4.00 to $6.00
Use of Proceeds	• ~ 70% for the development and expansion of ProstyleRyokan's business operation by developing and managing additional Machinaka Ryokans in Japan, and by forming joint ventures with local companies to mutually develop Machinaka Ryokans in the U.S., as well as in Dubai, United Arab Emirates • ~ 30% for the development and expansion of our real estate business, particularly the real estate renovation and resale business under our brand "Log Mansion," in Japan, other Asian countries, and the U.S. by investing or acquiring local real estate companies in these areas.
Lock-Up	180 days for the Issuer, Issuer's Officers, Directors and Shareholders
Underwriter	Spartan Capital Securities, LLC

(1) Based on 21,652,110 Common Shares issued and outstanding as of February 18, 2025, excluding Common Shares issuable upon exercise of unexercised options, warrants and stock acquisition rights.

Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved. Investments may be illiquid, highly speculative and there is risk of the total loss of your investment. Please see full disclosures at the beginning.

LOGPROSTYLE QUALITY









PROSTYLE





Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved. Investments may be illiquid, highly speculative and there is risk of the total loss of your investment. Please see full disclosures at the beginning.

BUSINESS SEGMENTS

LogProstyle
redefine life style

Real Estate Business

Segment	Description
Real Estate Renovation and Resale	Project management of the entire condominium renovation process, from the purchase of original condominium units through the final delivery Timeline : 12 months Approximately 1,700 renovated condominiums sold over the past 15 years under the "Log Mansion" brand
Real Estate Development	Development of residential condominiums and our unique "Machinaka Ryokan", a particular type of hotel located in a central urban area featuring traditional Japanese elements Residential condominiums timeline: 18 – 24 months Machinaka Ryokan timeline: 42 months
Hotel Management	ProstyleRyokan manages ryokan-style hotels in Tokyo, Yokohama, and Okinawa The concept is to provide guests with the experience of staying in a ryokan-style hotel. Approximately 70% of the guest rooms are equipped with open-air baths as well as tatami flooring and private rooms with saunas
Others	Restaurant operation Manufacturing and trading of building materials Building management

Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved. Investments may be illiquid, highly speculative and there is risk of the total loss of your investment. Please see full disclosures at the beginning.

MAIN BUSINESS SEGMENTS

Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved. Investments may be illiquid, highly speculative and there is risk of the total loss of your investment. Please see full disclosures at the beginning.



Revenue(Rev)
Real Estate Business
Hotel Business
Other
Operating income(OP)
Total
Unit: JPY 1,000
*( ) in USD 1,000
CAGR
Rev: +6.46%
OP: +2.36%
CAGR
Rev: +77.95%
OP: +88.49%
Total
13,264,408
(92,596)
916,855
(6,400)
11,953,866
(83,448)
690,682 (4,822)
619,860 (4,327)
FY Mar-2023
USD/JPY rate @ 143.25
FY2023
Total
5,910,843
(41,262)
1st half
274,589
(1,917)
5,107,402
(35,654)
458,901 (3,203)
344,540 (2,405)
HY Sep-2023
USD/JPY rate @ 143.25
Total
14,121,840
(98,582)
938,501
(6,551)
12,411,288
(86,641)
1,044,267 (7,290)
666,285 (4,651)
FY Mar-2024
USD/JPY rate @ 143.25
FY2024
Total
10,518,468
(73,427)
1st half
672,710
(4,696)
9,627,373
(67,207)
579,914 (4,048)
311,181
(2,172)
HY Sep-2024
USD/JPY rate @ 143.25
FY2025

Real Estate Renovation and Resale

LogProstyle
redefine life style



Purchase of used apartments



Renovation design and construction management



Resale under the brand "Log Mansion"



owned media (Log Renove)

Real Estate Tech Domain

Vertical integration

Company	LogSuite	煙台提案生活木業有限公司 YANTAI PROPOLIFE WOOD INDUSTRY	IGETO 沖縄イゲトー	LogArchitects	LogSuite
Function	Sourcing properties	Manufacturing building materials	Building materials/kitchen equipment trading	Design Project Management	Sales

What is a "Log Mansion"?

This is a brand of renovated condominiums characterized by the abundant use of "natural solid wood". All flooring, fixtures, and fittings are produced in-house.



Solid wood flooring material



Original Kitchen

Materials are processed directly from wood without chemical treatments or adhesives, and it offers durability, humidity control, and thermal insulation.

The primary challenge associated with using natural solid wood is the high cost of procurement; however, by directly importing the raw materials and manufacturing them in our own factory, we are able to maintain low costs.

Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved. Investments may be illiquid, highly speculative and there is risk of the total loss of your investment. Please see full disclosures at the beginning.

Real Estate Development

LogProstyle
redefine life style

"Machinaka Ryokan" business

- Developed by Prostyle, leveraging comprehensive services provided by group companies, and operated by Prostyle Ryokan
- Development experience in Yokohama and Tokyo
- Core business of the growth strategy
- Future development of "Machinaka Ryokan"(Urban Ryokan) in regional cities


New condominium development area
New hotel development area

Brand List

PROSTYLE

Family-type apartment brand incorporating natural solid wood flooring

- Sales of condominiums by internal sales team

PROSTYLE WEALTH

A brand of new studio and compact apartments with an emphasis on asset value

- Wholesale single building to real estate sales companies and institutional investors
- Potential use of lease-back

PROSTYLE RYOKAN

Hotel brand based on the concept of "Machinaka Ryokan"(Urban Ryokan)

- Wholesale single building to institutional investors
- After the sale, a group company will be involved in the operations
- Expanding the business not only in the Tokyo metropolitan area, but also in various regional cities.

Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved. Investments may be illiquid, highly speculative and there is risk of the total loss of your investment. Please see full disclosures at the beginning.

OVERVIEW OF THE TOURISM BUSINESS

LogProstyle
redefine life style

"Machinaka Ryokan"

"Why are there no inns in the heart of the city?" This question led us to develop a new type of accommodation for inbound travelers. The concept is to provide high quality accommodation and to allow guests to fully experience the beauty of Japan in the comman areas. We offer accommodations that combine the refined design of tatami mats in all rooms, the hospitality characteristic of Japanese ryokan, and the convenience of a hotel in the heart of the city. These features have been highly acclaimed by actual inbound demand.

We plan to further develop our hotel brand and concept "Machinaka Ryokan" which is a combination of traditional Japanese inn with the convenience located in center of the city. Our strategy is to expand in the dominant area in Tokyo then to regional cities with high inbound tourist interest, such as Osaka and Kyoto.

Furthermore, in plan to introduce our "Machinaka Ryokan" concept, where guests can experience unique Japanese culture not only in Japan but in regions such as North America and Dubai.

List of Hotels	
Kanagawa Yokohama	PROSTYLE Yokohama Bashamichi 94 rooms、August 2018 OPEN
Tokyo Asakusa	PROSTYLE Tokyo Asakusa 43 rooms、December 2019 OPEN
Okinawa Naha	PROSTYLE Naha 48 rooms、December 2020 OPEN
Okinawa Naha	PROSTYLE TERRACE NAHA 25 rooms、April 2021

Creating hotel brand by leveraging group companies

PROSTYLE	Handles land acquisition/construction management and sales
PROSTYLE RYOKAN	Hotel operator managing space efficiency and achieving high profitability
KOTAKINO	A specialty shabu-shabu restaurant

Plans to exand into the US and Dubai



Expanding the highly popular "Machinaka Ryokan" globally

Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved. Investments may be illiquid, highly speculative and there is risk of the total loss of your investment. Please see full disclosures at the beginning.

RECOGNITIONS

LogProstyle
redefine life style

Evaluation from international travelers

Prostyle Ryokan Yokohama Bashamichi

Agoda GOLD CIRCLE AWARD 2022

Awarded the top accommodations worldwide that meet the criteria of "Customer Review Ratings," "Competitive Pricing and Availability," and "Commitment to Providing a Great Customer Experience"


agoda
2022
GOLD CIRCLE
AWARD WINNER
PROSTYLE Ryokan Yokohama Bashamichi

Prostyle Ryokan Tokyo Asakusa

Received the highest rating of 5 stars from Agoda.

Agoda PREFERRED

プロスタイル旅館 東京浅草 (Prostyle Ryokan Tokyo Asakusa)★★★★★

Evaluation from domestic travelers

Prostyle Ryokan Tokyo Asakusa

1st place in the "Best Sold Inn Awards 2022" from Jalan.net, a domestic online travel agency.

(Tokyo area: scale) 11～50(room)


宿泊施設規模：11～50室
1位 プロスタイル旅館 東京浅草


じゃらんnet
ランキング
売れた宿大賞

Evaluation in terms of design

GOOD DESIGN AWARD 2019

Prostyle Ryokan Yokohama Bashamichi

The design offers a modern reinterpretation of traditional Japanese elements, such as tatami mats, latticework, and shoji screens, blended with the nostalgic charm of elegant Western streetscapes. This fusion of Japanese and Western styles, past and present, creates an ambiance that feels both comfortable and contemporary.

Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved. Investments may be illiquid, highly speculative and there is risk of the total loss of your investment. Please see full disclosures at the beginning.

GROWTH STRATEGIES

LogProstyle
redefine life style

Strategic expansion and growth in the real estate renovation and resale, and hotel development and management businesses
We are planning for an expansion of LogSuite's real estate renovation and resale business in Kyoto, Osaka, Nagoya, and other areas in Japan, other Asian countries, and the United States by investing or acquiring local real estate companies in these areas to offer our renovation and resale services

We plan to expand hotel development and management business by developing and managing 20 additional Machinaka Ryokans in Japan, including Tokyo, Osaka, and Kyoto, and form joint ventures with local companies to mutually develop Machinaka Ryokans in the U.S., including New York and Los Angeles, as well as in Dubai, United Arab Emirates by the end of the fiscal year ended March 31, 2026

Establishment of relationships with local real estate agencies in new geographic markets
Relationships with local real estate agencies are essential to our business operations. LogSuite and Prostyle primarily rely on these agencies to identify pre-owned condominiums and land parcels for acquisition, as well as to connect with customers. As we anticipate expanding our business into new regions, we expect to establish new relationships with local real estate agencies in these new markets. By leveraging these relationships, we aim to facilitate access to potential pre-owned condominiums, prime land parcels, and customers in the new geographic markets

Attraction and retention of talented professionals
We believe our success greatly depends on our subsidiaries' ability to attract and retain talented professionals. To maintain and enhance our competitive advantage in the market and support our expansion plans into other geographic markets, we plan to implement a series of initiatives to attract additional personnel. These initiatives include developing a market-oriented employee compensation structure and implementing a standardized multilevel performance review mechanism. Additionally, to ensure continuous professional growth and maintain a high standard of expertise, we are committed to enhancing employee quality through regular internal training programs

MARKET ENVIRONMENT

LogProstyle
redefine life style

Total number of overnight stays by foreign tourists

2014	2015	2016	2017	2018
44,824,000	65,614,000	69,388,000	79,690,000	94,275,000
2019	2020	2021	2022	2023
115,658,000	20,345,000	4,317,000	16,502,000	117,751,000

Source: Japan Tourism Agency "Accommodation Travel Statistics Survey"

Interest rate composition

	FY2022	FY2023	FY2024
Our PJ procurement interest rate	2.82%	3.42%	3.46%
Housing loan (fixed)	1.60%	1.60%	1.82%
Mortgage (variable)	0.44%	0.44%	0.31%

Source: Fixed interest rate (collected from ARUHI Flat 35 interest rates)
Variable interest rate (collected from Sumishin SBI Net Bank nominal interest rate)

Trends in inbound consumption (unit: USD million)



40,000
35,000
30,000
25,000
20,000
15,000
10,000
5,000
0
9,184
13,146
22,542
24,296
28,630
29,296
31,206
4,827
783
5,826
34,402
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023

Source: Based on the Japan Tourism Agency's "Survey on Consumption Trends of Foreign Visitors to Japan" converted into dollars

USD/JPY rate @ 154.25

Apartment price index in major cities (October 2020 = 100)



Apartment price
Interest rate trends
Tokyo
107.3
104.6
New York
111.0
110.4
Singapore
125.8
108.1
Taipei
116.3
103.5
130
120
110
100
90
80
2019.04
2020.04
2021.04
2022.04
2023.04
2024.04

Source: Japan Real Estate Institute "International Real Estate Price Rent Index"

Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved. Investments may be illiquid, highly speculative and there is risk of the total loss of your investment. Please see full disclosures at the beginning.

ABOUT US

LogProstyle redefine life style

Company Name	LogProstyle Inc.
Establishment	August 1, 2006
Head Office Location	3-6-23 Kita-Aoyama, Minato-ku, Tokyo
Number of Employees	292 (As of January 31, 2025, for all group companies *Includes part-time workers)

Group Companies Business

Real Estate Business	
LogSuite Inc.	Renovation and resale of existing condominiums
Prostyle Inc.	New condominium development and sales agency contract
LogAsset Inc.	Development and effective utilization of real estate for investment

Construction Business	
LogArchitects Inc.	Architectural design, construction management, renovation contracting

Building Management Business	
Chino Building Management Inc.	Condominium management and rental brokerage

Ryokan Management	
Prostyle Ryokan Inc.	Ryokan and hotel management, food and beverage business

Other Businesses	
Okinawa Igeto Inc.	Wholesale of building materials and lumber
Kotakino Inc.	Restaurant Management
LogKnot Vietnam Co.,Ltd.	Offshore lab/perse production
PROPOLIFE VIENAM Co.,Ltd.	Hotel Management
Yantai Propolife Wood Industry Co.,Ltd.	Woodworking industry
LogProstyle US Inc.	Hotel and Restaurant Management (planed)

LogProstyle
redefine life style

Contact : ir@logprostyle.co.jp